Exhibit 99.2

Keyuan Petrochemicals Inc. Announces
Third Quarter 2010 Financial Results

•	Q3 2010 revenues increased 14.7% from Q2 2010 to $151.3 million in the Company’s third quarter of production.

•	Net income was $7.9 million in Q3 2010, up 60.3% from Q2 2010, and $18.5 million in the nine months of 2010

•	Company expects full year 2010 revenue guidance of $550.0 million and net income of $36.3 million

Ningbo, China – November 15, 2010 –Keyuan Petrochemicals Inc. (NASDAQ: KEYP), (“Keyuan” or “the Company”), a leading manufacturer and supplier of various petrochemical products in China, today announced the Company's financial results for the third quarter of 2010.

Third Quarter 2010 Financial Results

Revenue for the third quarter ended September 30, 2010 totaled $151.3 million, based on the sale of 181,282 metric tons (MT) of petrochemical products, up 14.7% versus the second quarter. Total production was 165,107 MT in the third quarter. The Company had $7.4 million of revenues in the quarter ended September 30, 2009 as we sold some of our overstocked raw materials before our production in the fourth quarter of 2009. In the second quarter of 2010, Keyuan generated revenue of $132.0 million, based on the sale of 155,955 MT of a variety of petrochemical products.

For the three months ended September 30, 2010, cost of goods sold was $138.3 million compared to $123.4 million in the second quarter of 2010, with gross profit of $13.1 million compared to gross profit of $8.6 million in the second quarter of 2010. Gross margins expanded by 200 basis points, from 6.6% in the second quarter to 8.6%. Third quarter margin increased mainly benefited from lower overall raw material costs as a result of a consumption tax incentive program. Cost of sales and gross margins were $6.1 million and 17.3% in the third quarter of 2009, respectively.

Operating expenses for the third quarter of 2010 were approximately $1.7 million, consisting of $0.1 million in selling expenses and $1.6 million in general and administrative expenses.  In the second quarter of 2010 operating expenses totaled $1.3 million, consisting of $0.2 in selling expenses and $1.1 million in general and administrative expenses. General and administrative expenses were higher due to the commencement of production and distribution activities. Operating income for the third quarter of 2010 totaled $11.3 million compared to operating income of $7.3 million in the second quarter of 2010, representing an operating margin of 7.5% and 5.5%, respectively. The Company had $0.8 million of operating expenses in the third quarter of 2009.

Net income for the third quarter of 2010 was $7.9 million, net of $3.9 million in interest expense and $1.5 million in current tax provision, compared to second quarter 2010 net income of $4.9 million, net of $1.6 million in interest expense and $0.9 million in tax provision. It had a net loss of $0.2 million during the third quarter of 2009.

In third quarter, we incurred production interruptions, mainly as a result of the continued effort of the power grid upgrade conducted by a local government utility agency to further improve the stability of power supply to industrial companies in the local area. In the months of July and September, we lost a combined 19 days of production, equating to approximately 41,000 tons of production, approximately $34 million of revenues, $3.0 million in gross profit and $1.8 million in net income.

"Our performance during the third quarter reflects solid execution of our production plan as well as our low-cost competitive advantage" stated Mr. Chunfeng Tao, founder, chairman and chief executive officer of the Company. “We remain focused on extending our positive momentum into 2011 as we execute our growth initiatives, which include building a 70,000 ton SBS production facility, doubling our storage capacity from 100,000 metric tons to 200,000 metric tons, a raw material pre-treatment facility and an asphalt production facility.”

Nine Months 2010 Financial Results

Revenue for the nine months ended September 30, 2010 totaled $400.7 million, based on the sale of 481,983 metric tons (MT) of petrochemical products. The Company had $7.4 million of revenues in the nine months of 2009.

For the nine months of 2010, cost of goods sold was $370.2 million, with gross profit of $30.5 million. Gross margin was 7.6% for the nine months of 2010 compared to 17.3% in the corresponding period last year.

Operating expenses for the nine months of 2010 were approximately $4.0 million, consisting of $0.4 million in selling expenses and $3.5 million in general and administrative expenses. Operating income totaled $26.5 million, with operating margins of approximately 6.6%, compared to an operating loss of $0.8 million during the nine months of 2009.

Net income for the nine months of 2010 was $18.5 million with corresponding earnings per share of $0.35 based on 53.6 million weighted average diluted shares outstanding. It had a net loss of $1.4 million in the nine months ended September 30, 2009.

The Company had $113.4 million of cash and restricted cash at September 30, 2010 compared to $20.0 million at December 31, 2009. For the nine months of 2010, the Company generated $10.4 million in cash flow from operations and on September 29 announced the completion of a $20.3 million private placement. Inventories were $77.1 million at September 30, 2010 and advance payments for the purchase of raw materials amounted to $18.2 million. The Company had no accounts receivable at the end of the quarter. The Company has sufficient funds available to finance all of its capital projects and working capital needs.

Financial Outlook for 2010

Management is expecting its full year 2010 guidance of approximately $550.0 million of revenues. This guidance assumes sales volume of 660,000 metric tons. The company’s net income target is $36.3 million for the full year 2010, excluding public company expenses.

Management expects to generate approximately $650.5 million of revenue for the full year 2011. This assumes sales volume of 740,000 metric tons.

Business Updates

On August 18, 2010, Keyuan signed a land transfer agreement with the local government of Ningbo to acquire four parcel of land adjacent to its current facilities totaling 367,000 square feet for approximately $5.8 million. The Company commenced construction of four separate facilities: a new Styrene-Butadiene-Styrene (“SBS”) production facility, a raw materials pre-treatment facility, a storage facility and an asphalt production facility. The total cost of the four facilities combined will be approximately $87.5 million, including $10 million for working capital. The Company projects all four projects combined will generate approximately $308 million in revenues and $40-$41 million of net income once they reach full capacity.

Ninbgo Keyuan Petrochemicals, Ltd (“Ningbo Keyuan”) was incorporated as a wholly owned subsidiary of Keyuan Group on August 27, 2010 with a registered capital of $3 million. The primary purpose of consolidating the sales and marketing and raw materials procurement functions under one business unit is to improve operating efficiencies and expand Keyuan’s market analysis capabilities in order to further optimize its production mix and reduce input costs. Dr. Jingtao Ma, the former head of sales and marketing for Keyuan, was appointed the general manager of the new entity.

Conference Call

The Company will conduct a conference call at 10:00 a.m. ET on Monday, November 22, 2010. Interested participants should call 1-877-941- 4774 when calling within the United States or 1-480-629-9760 when calling internationally (passcode 4382406).

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on this link: http://viavid.net/dce.aspx?sid=00007D4F, or visiting http://www.viavid.net, where the webcast can be accessed through November 29, 2010.

A playback will be available through November 29, 2010. To listen, please call 1-877-870-5176 within the United States or 1-858-384-5517 when calling internationally (passcode 4382406).

About Keyuan Petrochemicals, Inc.

Keyuan Petrochemicals, Inc., established in 2007 and operating through its wholly-owned subsidiary, Keyuan Plastics, Co. Ltd., is located in Ningbo, China and is a leading independent manufacturer and supplier of various petrochemical products. Having commenced production in October 2009, Keyuan's operations include an annual petrochemical manufacturing design capacity of 550,000 MT for a variety of petrochemical products, with facilities for the storage and loading of raw materials and finished goods, and a technology that supports the manufacturing process with low raw material costs and high utilization and yields. In order to meet increasing market demand, Keyuan plans to expand its manufacturing capacity to include a SBS production facility, additional storage capacity, a raw material pre-treatment facility, and an asphalt production facility.

Cautionary Statement Regarding Forward-Looking Information
This press release may contain certain "forward-looking statements" relating to the business of Keyuan Petrochemicals, Inc., and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding the impact of the proceeds from the private placement on the Company's short term business and operations, the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Investor Relations:

HC International, Inc.
Ted Haberfield
Executive VP
Tel:   +1-760-755-2716
Email: thaberfield@hcinternational.net

Mr. Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel:   +1-877-368-3566
Email: andrew@hamptongrowth.com
Web:   http://www.hamptongrowth.com